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                                                                       Exhibit 5


                                  May 11, 1999



BUCA, Inc.
1300 Nicollet Mall, Suite 3043
Minneapolis, MN  55403

Ladies and Gentlemen:

         In connection with the Registration Statement on Form S-8 under the Securities Act of 1933, as amended (the "Registration Statement"), relating to the offering of 2,040,000 shares of Common Stock, par value $.01 per share (the "Shares"), of BUCA, Inc., a Minnesota corporation (the "Company"), pursuant to the 1996 Stock Incentive Plan of BUCA, Inc. and Affiliated Companies, the BUCA, Inc. Stock Option Plan for Non-Employee Directors, and the BUCA, Inc. Employee Stock Purchase Plan, we have examined such corporate records and other documents, including the Registration Statement, and have reviewed such matters of law as we have deemed relevant hereto, and, based upon such examination and review, it is our opinion that all necessary corporate action on the part of the Company has been taken to authorize the issuance and sale of the Shares and that, when issued and sold as contemplated in the Registration Statement, the Shares will be legally issued, fully paid and nonassessable under the current laws of the State of Minnesota.

         We are admitted to the practice of law in the State of Minnesota and the foregoing opinions are limited to the laws of that state and the federal laws of the United States of America.

         We consent to the filing of this opinion as an exhibit to the Registration Statement.

                                       Very truly yours,

                                       /s/ FAEGRE & BENSON LLP

                                       FAEGRE & BENSON LLP